Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:11 PM 05/31/2005
FILED 02:07 PM 05/31/2005
SRV 050450591 - 3977735 FILE

CERTIFICATE OF INCORPORATION

OF

PRIMEDIA BUSINESS MAGAZINES AND MEDIA INTERNET INC.

ARTICLE I.

The name of this Corporation is PRIMEDIA Business Magazines and Media Internet Inc.

ARTICLE II.

The address of the registered office of the corporation in the state of Delaware and the county of Kent is 160 Greentree Drive, Suite 101, Dover, Delaware 19904 and the name of the registered agent at that address is National Registered Agents, Inc.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The name of the Corporation’s incorporator is Christopher Fraser and the incorporator’s mailing address is, 745 Fifth Avenue, 22nd Floor, New York, New York 10151.

ARTICLE V.

The Corporation is authorized to issue a class of stock to be designated “Common Stock.” The total number of shares which the Corporation is authorized to issue is 100 shares of Common Stock, no par value per share.

ARTICLE VI.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VIII.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX.

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.  The following named persons are hereby elected as the initial Directors of the Corporation to hold office until the first annual meeting of shareholders and until their successors are duly elected and qualified: Beverly C. Chell, Dean B. Nelson and Kelly P. Conlin.

ARTICLE X.

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE XI.

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

ARTICLE XII.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 31st day of May, 2005.

Christopher Fraser, Incorporator